Exhibit 99.1

 Mediation Cleansing Statement  During the course of mediation, the Mediator instructed counsel to the First Lien Committee and counsel to the Debtors to confer with their clients on whether they would be willing to accept a resolution of outstanding disputed issues as part of a proposal that included a cash payment by the Debtors (to the Term Loan Lenders and First Lien Noteholders) of $57.5 million upon entry of the Settlement Order, with an additional $7.5 million payment from the Debtors to the Term Loan Lenders and First Lien Noteholders if emergence from chapter 11 does not occur by March 31, 2021 (the “Final Mediator Proposal”). In addition, the Second Lien Lenders would forego their claims to default interest and agree to support the Final Mediator Proposal in exchange for the First Lien Committee agreeing not to pursue turnover claims against the Second Lien Lenders under the Intercreditor Agreement.The Final Mediator Proposal also contemplates the Term Loan Lenders and First Lien Lenders waiving certain asserted claims and entitlements to resolve the outstanding disputed issues, in addition to voting to support the Plan.The Mediator encouraged the First Lien Committee and the Debtors to accept the Final Mediator Proposal. Following client discussions, counsel to the First Lien Committee and the Debtors communicated to the Mediator that they accepted the
Final Mediator Proposal (in the case of the First Lien Committee, this was based on discussions with the subset of members that became restricted to participate in the mediation). This agreement-in-principle remains subject to finalization and documentation. The Noteholder Groups did not accept the Final Mediator Proposal and instead offered the following counter proposal:$25 million consent fee payment to the Term Loan Lenders and First Lien Noteholders.Full resolution of all First Lien reinstatement, makewhole, non-pro rata paydown arguments/objections, including implementation via DIP to Exit.Term Loan Lenders and First Lien Noteholders will consent to Plan treatment and confirmation, but will have the right to pursue default interest from the estates in the chapter 11 cases.Term Loan Lenders’ and First Lien Noteholders’ rights to seek turnover from the Second Liens under the Intercreditor Agreement will be fully preserved and can be heard at confirmation or at a later date.Mediation concluded with the Debtors’ counsel, on behalf of the Debtors, and the First Lien Committee’s counsel, on behalf of certain designated representatives of the First Lien Committee, agreeing to the terms of the Final Mediator Proposal specified above. As of this filing, the Noteholder Groups have not agreed to the Final Mediator Proposal.